Exhibit 11(a)


                            ACCESS CORPORATION
                CALCULATION OF NET EARNINGS PER COMMON SHARE
                       AND COMMON SHARE EQUIVALENT


                                           Three Months Ended
                                                 July 31,

                                                   1997               1996

NET EARNINGS APPLICABLE TO COMMON SHARES AND
COMMON SHARE EQUIVALENTS:
       Net Earnings                           $  67,756         $  (139,657)

       Preferred Dividend                          -                   -

       Net Earnings Applicable to Common
       Shares and Common Share Equivalents    $  67,756         $  (139,657)


CALCULATION OF PRIMARY NET EARNINGS PER
 COMMON SHARE AND COMMON SHARE EQUIVALENTS:
       Average Number of Common Shares and
       Common Share Equivalents Outstanding   4,865,559           4,865,559


PRIMARY NET EARNINGS PER COMMON SHARE AND
  COMMON SHARE EQUIVALENT:
     Net Earnings per Common Share
     and Common Share Equivalents            $    0.01         $     (0.03)



  a) Common Share Equivalents have not been included as their inclusion would be anti-dilutive or dilution is less than 3%